LOAN AGREEMENT

THIS AGREEMENT is dated for reference the ____22___ day of January, 2015

BETWEEN:

DIAMANTE MINERALS, INC.
203-1634 Harvey Avenue
Kelowna, British Columbia, V1Y 6G2

(the "**Lender**")

OF THE FIRST PART

AND: **BLENDCORE LLC. added**

108W 13TH Street added

Wilmington, Deleware 19801 **added**

(the "**Borrower**")

OF THE SECOND PART

AND:

PETAQUILLA GOLD, S.A.
San Francisco Via Cincuentenario #49
Panama City, Panama

(the "**Title Holder**")

OF THE THIRD PART

WHEREAS:

A. The Title Holder has Legal Authority to operate the Molejon gold mine located in Donoso District, Colon Province of Panama, as more particularly described in Schedule "A" hereto (the "**Mine**").

B. The Title Holder, has engaged the Borrower, as master contractor, to act as operator in connection with the restarting of the processing of stock piled ore at the Mine site (the "**Restarting**") through the plant (the "**Plant**") located at the Mine site pursuant to an agreement between the Title Holder and the Borrower dated June 17, 2015 (the "**Operator Agreement**").

C. In connection with the Restarting, the Lender has agreed to loan to the Borrower the sum of US$250,000 on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. **INTERPRETATION**

1.01 The following words, phrases and expressions shall have the following meanings:

(a) "**Additional Loans**" means the additional loans referred to in section 2.02 hereof;

(b) "**Environmental Claims**" means any and all administrative, regulatory, or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, or proceedings relating in any way to any Environmental Law or any permit issued under any Environmental Law, including, without limitation:

(i) any and all claims by government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and

(ii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive or other relief resulting from hazardous materials, including any release of those claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(c) "**Force Majeure**" means an event beyond the reasonable control of the Borrower or Title Holder, as the case may be, that prevents or delays it from conducting the activities contemplated by this Agreement. Such events shall include but not be limited to acts of God, war, insurrection, action or inaction of governmental agencies, inability to obtain any environmental, operating or other permits or approvals, authorizations or consents and inclement weather conditions

(d) "**Environmental Laws**" means all requirements of the common law, civil code, or of environmental, health, or safety statutes of any agency, board, or governmental authority including, but not limited to, those relating to (i) noise, (ii) pollution or protection of the air, surface water, ground water, or land, (iii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation, (iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling, or abandonment of any facilities, mines, or workings and the reclamation or restoration of lands;

(e) "**Initial Royalty Term**" means the first 12 full months following the date that the Borrower produces 1,000 oz gold equivalent from the processing of the stock piled ore through the existing processing line of the Plant, as may be deemed extended in accordance with section 7.02 hereof;

(f) "**Initial Royalty Term Minimum Production**" means the production from the Plant of 12,000 oz gold equivalent subject to the 12.5% Royalty during the Initial Royalty Term;

(g) "**Loan**" means the loan referred to in section 2.01 hereof;

(h) "**Mine**" means the Molejon gold mine, facility, and portion of stockpile ore located in Donoso District, Colon Province of Panama owned by the Title Holder, as more particularly described in Schedule "A" hereto;

(i) "**Optional Loan**" means the loan referred to in section 2.03 hereof;

(j) "**Plant**" means that processing plant located on the Mine site;

(k) "**Royalty**" has the meaning given to it in Schedule "C" hereof;

(l) "**Royalty Term**" means the Initial Royalty Term and the Second Royalty Term;

(m) "**Second Royalty Term**" means the 12 months following the expiry of the Initial Royalty Term, as may be extended in accordance with section 7.02 hereof;

(n) "**Second Royalty Term Minimum Production**" means the production from the Plant of 12,000 oz gold equivalent subject to the 10% Royalty during the Second Royalty Term;

(o) "**Stock Piled Ore**" means that ore stock piled on the Mine site as allocated and plotted.

2. THE LOAN

2.01 The Lender agrees to loan to the Borrower the sum of US$250,000.00 (the "**Loan**") on the terms set out in this Agreement, said Loan to be applied in accordance with a budget (the "**Budget**") set forth in Schedule "B" hereto and to be advanced in three tranches as follows:

(a) US$50,000 upon execution of this Agreement;

(b) US$100,000 within 2 weeks of date hereof;

(c) US$100,000 as required in accordance with the Budget.

2.02 In circumstances where the Borrower advises the Lender in writing that further funds are required to complete the Restarting, the Lender may, but is not obligated to, advance such funds to the Borrower on the terms and conditions set forth herein (the "**Additional Loans**").

2.03 The Lender may elect in writing on or before the expiry of the Initial Royalty Term to advance the Borrower a further US$250,000 (the "**Optional Loan**") which funds, upon advance, will be deemed to have been borrowed by the Borrower on the terms and conditions set forth herein.

3. REPAYMENT

3.01 In circumstances where the Initial Royalty Term Minimum Production is achieved, the Loan and any Additional Loans will be deemed to be forgiven, however, if the

Initial Royalty Term Minimum Production is not achieved within the Initial Royalty Term, the Loan and any Additional Loans will thereafter be due and payable, without interest on demand.

3.02 In circumstances where the Second Royalty Term Minimum Production is achieved, the Optional Loan will be deemed to be forgiven, however, if the Second Royalty Term Minimum Production is not achieved within the Second Royalty Term, the Optional Loan will thereafter be due and payable, without interest, on demand.

4. GUARANTEE AND SECURITY

4.01 The Title Holder hereby agrees to guarantee the obligations of the Borrower hereunder and in connection therewith agrees to enter into a collateral assignment agreement (the "**Assignment Agreement**") both in the form set forth in Schedule "D" hereto and acknowledges that the Lender will not be bound to exhaust its recourse against the Borrower before being entitled to payment from the Title Holder hereunder.

4.02 As security for the obligations of the Borrower hereunder the Borrower hereby transfers its rights under the Collateral Assignment Agreement to the Lender and in connection therewith agrees to execute and to cause the Title Holder to execute a Letter of Authorization in the form attached as Schedule "E" hereto and, upon the Lender declaring the Loan, the Option Loan or the Additional Loan, due and payable under section 5.01 hereof, the Lender shall be entitled to take possession of the ounces of gold which are the subject of the Collateral Assignment Agreement and to sell same so as to realize proceeds sufficient to repay the monies then due to the Lender hereunder.

5. EVENTS OF DEFAULT AND REMEDIES

5.01 Any one or more of the following events (herein called "**Events of Default**") shall entitle the Lender to declare any of the Loan, the Optional Loan and the Additional Loans as are then outstanding to be immediately due and payable:

(a) if proceedings for the dissolution, liquidation or winding-up of the Borrower or the Title Holder or for the suspension of the operations of the Borrower or the Title Holder are commenced, unless such proceedings are being actively and diligently contested by the Borrower or the Title Holder, as the case may be in good faith;

(b) if the Borrower or the Title Holder is in default of any requirements set forth herein and such default remains unremedied for a period of 30 days following written notice specifying such default provided that, in circumstances where such default is due to Force Majeure, then the Borrower or the Title Holder, as the case may be, shall forthwith give the Lender written notice of the commencement and the termination of the Force Majeure and thereafter the time for remedying such default shall be deemed to have been extended by the period of time in which the Force Majeure remains in effect;

(c) if the Borrower ceases to carry on business.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS

6.01 The Borrower hereby represents and warrants that:

(a) it is duly incorporated and organized, is duly qualified to carry on business in the jurisdictions where it currently carries on business and as the full power, capacity and authority to carry on the business that it currently carries on;

(b) it has the power, capacity and authority to execute and deliver this Agreement and, where applicable, to comply with the provisions hereof and thereof and to duly perform and observe all of its obligations hereunder and thereunder;

(c) the execution, delivery and performance of this Agreement and every other instrument or agreement delivered pursuant hereto and thereto, have been duly authorized by all requisite action of the Borrower, and each of this Agreement and other such documents has been duly executed and delivered and constitutes a valid and binding obligation of the Borrower, enforceable in accordance with its respective terms, save as enforcement may be limited by laws of general applicable governing the enforcement of rights by creditors and the availability of specific performance and other equitable remedies;

(d) the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, will not contravene any provision of any law, regulation, order or permit applicable to the Borrower or conflict with or contravene the constating documents of the Borrower, nor result in a breach of or constitute a default under or require any consent under any agreement or instrument to which the Borrower, is a party or by which it is bound;

(e) all of the written information previously delivered by or on behalf of the Borrower to the Lender in connection with the Borrower and its business, properties and other assets is true and correct in all material respects;

(f) no event has occurred which constitutes, or with notice or lapse of time or both would constitute an event of default by the Borrower, as the case may be;

(g) the Operator Agreement continues in full force and effect, enforceable in accordance with its terms and the provisions thereof entitle the Borrower to pay the Royalties.

6.02 The Title Holder hereby represents and warrants that:

(a) it is duly incorporated and organized, is duly qualified to carry on business in the jurisdictions where it currently carries on business and as the full power, capacity and authority to carry on the business that it currently carries on;

(b) it has the power, capacity and authority to execute and deliver this Agreement and, where applicable, to comply with the provisions hereof and thereof and to duly perform and observe all of its obligations hereunder and thereunder;

(c) it has the legal authority to contract Borrower, as Master Contractor, to start up the mine, operate the mine, and process minerals at the mine site as required by the terms and conditions of this Loan Agreement, and this operation of the Mine is free and clear of all liens, charges or encumbrances other than those set forth in Schedule A hereto.

(d) the execution, delivery and performance of this Agreement and every other instrument or agreement delivered pursuant hereto and thereto, have been duly authorized by all requisite action of the Title Holder, and each of this Agreement and other such documents has been duly executed and delivered and constitutes a valid and binding obligation of the Title Holder, enforceable in accordance with its respective terms, save as enforcement may be limited by laws of general applicable governing the enforcement of rights by creditors and the availability of specific performance and other equitable remedies;

(e) the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, will not contravene any provision of any law, regulation, order or permit applicable to the Title Holder or conflict with or contravene the constating documents of the Title Holder, nor result in a breach of or constitute a default under or require any consent under any agreement or instrument to which the Title Holder, is a party or by which it is bound;

(f) all of the written information previously delivered by or on behalf of the Title Holder to the Lender in connection with the Title Holder and its business, properties and other assets is true and correct in all material respects;

(g) no event has occurred which constitutes, or with notice or lapse of time or both would constitute an event of default by the Title Holder, as the case may be;

(h) the Operator Agreement continues in full force and effect, enforceable in accordance with its terms and the provisions thereof entitle the Borrower to pay the Royalties and the Title Holder has the legal right to authorize the Borrower to pay the Royalties.

7. ROYALTY

7.01 As consideration for the Lender advancing the Loan, the Additional Loans and the Optional Loan, as the case may be, the Borrower hereby grants the Lender the right to receive the following percentage Royalties:

(a) a 12.5% Royalty on the first 1,000 oz gold equivalent produced per month for the Initial Royalty Term (and for greater certainty the 12.5% Royalty is to be paid on the initial 1,000 oz gold equivalent that triggers the commencement of the Initial Royalty Term);

(b) a 1% Royalty on the first 1,000 oz gold equivalent produced per month for the Initial Royalty Term for each US$10,000 of Additional Loans advanced by the Lender;

(c) a Royalty equal to 40% of the total percentage Royalties paid on the first 1,000 oz gold equivalent produced per month for the Initial Royalty Term, to be paid on the production of between 1,001 and 2,000 oz gold equivalent per month for the Initial Royalty Term;

(d) in circumstances where the Optional Loan is advanced:

(i) a 10% Royalty (plus a further 1% Royalty for each $10,000 of Additional Loans advanced) on the first 1,000 oz gold equivalent produced per month for the Second Royalty Term; and

(ii) a Royalty equal to 40% of the total percentage Royalties paid on the production of between 1,001 and 2,000 oz gold equivalent per month for the Second Royalty Term, to be paid on the production of between 1,001 and 2,000 oz gold equivalent per month for the Second Royalty Term.

7.02 Notwithstanding anything else contained herein, in circumstances where the Initial Royalty Term Minimum Production or the Second Royalty Term Minimum Production is not met, the Initial Royalty Term or in the Second Royalty Term, as the case may be, shall be deemed to be extended (in each case for a maximum of 6 months) until such time as the Initial Royalty Term Minimum Production or the Second Royalty Term Minimum Production, as the case may be, is realized.

7.03 In circumstances where the Loan is forgiven, the Lender shall have the right, but not the obligation, to receive Royalties equivalent to those paid in respect of the Initial Royalty Term for a further one year by paying to the Borrower an amount equal to the Loan and any Additional Loans and to receive Royalties equivalent to those paid in respect of the Second Royalty Term for an additional one year by paying to the Borrower an amount equal to the Optional Loan.

8. RIGHT OF FIRST OPTION

8.01 The Borrower and Title Holder hereby grant to the Lender a right of first option the "**ROFO**") to provide funding the (the "**Funding**") to the Borrower and the Title Holder in connection with any expansion and development of the Mine, opening the full Mine or additional exploration within the area of the Title Holder's mineral licence in Panama.

Should the Borrower and the Title Holder determine to seek funding it will give notice to the Lender of the intent to seek Funding, which notice shall set forth the purpose of such Funding, the approximate amount of such Funding, a proposed use of proceeds and proposed terms for such Funding (the "**Funding Notice**") and the Lender shall have the right for a period of 15 days from the date of receipt of such Funding Notice to elect to provide the Funding on substantially the same terms as the Funding Notice, in which case the Lender and the Borrower and the Title Holder, as the case may be, shall proceed in good faith to negotiate and

enter into a definitive agreement with respect to the Funding within 15 days of the Lender electing to provide the Funding.

Should the Lender choose not to elect to provide the Funding, or if a definitive agreement is not entered into in respect of the Funding within the time period contemplated herein the ROFO shall expire and the Borrower and/or Title Holder, as the case may be, shall be free to seek the Funding from a third party on substantially the terms set forth in the Funding Notice. In circumstances where no third party has entered into a definitive agreement with respect to the Funding within 15 days of the date the ROFO expired, the ROFO shall be deemed to be revived and the Borrower and Title Holder, as the case may be, shall be required to comply with the provisions of this section with respect to the Funding.

The ROFO shall survive the termination of this Agreement and the expiration of any obligations with respect to the Royalties for a period of one year thereafter.

9. INDEMNITY

9.01 The Borrower and/or the Title Holder will, jointly and severally, indemnify and save the Lender harmless from any and all loss, damages, costs, actions, and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by either of them and contained in this Agreement including, without limiting the generality of the foregoing, any liability to which the Lender may be subject arising from any Environmental Claims or arising, directly or indirectly, from any past or future operations of the Mine.

10. NOTICES

10.01 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by delivery, email or by facsimile transmission to the party entitled to receive the same, at the address for such party indicated above.

11. GOVERNING LAW

11.01 This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereto agree to the jurisdiction of the court of the Province of British Columbia.

12. CURRENCY

12.01 All references in this Agreement to sums of money are expressed in lawful money of the United States.

13. SEVERABILITY

13.01 If any provision of this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

14. ASSIGNMENT

14.01 No party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld

15. FURTHER ASSURANCES

15.01 Each of the parties to this Agreement shall from time to time and at all times do all such further acts and things as shall be reasonably required in order to give full force and effect to the terms of this Agreement.

16. ENTIRE AGREEMENT

16.01 This Agreement constitutes the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.
14.2 There are no representations or warranties, express or implied, other than as expressly set forth or referred to herein.

17. BENEFITS OF SUCCESSORS

17.01 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

DIAMANTE MINERALS, INC.

per: ______________________________
Authorized Signatory

Blendcore LLC
Member
[Seal: BLENDCORE LIMITED LIABILITY COMPANY 2012 DELAWARE]

PETAQUILLA GOLD, S.A.

per: ______________________________
Authorized Signatory

PETAQUILLA
MINERALS LTD.
PTQ - TSX

Suite 1230, 777 Hornby Street
Vancouver, BC
Canada V6Z 1S4
Tel: (604) 694-0021
Fax: (604) 694-0063

Panama, January 22, 2016

Messrs.
Diamante Minerals Ltd.
Blendcore LLC

Dear Sirs:

Petaquilla Minerals Ltd. Hereby states that the Molejon Gold mine is free and clear of liens and encumbrances that would not allow Blendcore LLC, the Master Contractor or Operator, from performing Contract Work at the Mine, or would not allow DIAMANTE MINERALS from obtaining the Royalty as per the Loan Agreement signed with the Master Contractor and Petaquilla Gold S.A.

Sincerely,

Richard Fifer
Executive Chairman

Annex
Use of Funds/Payout Schedule
Capital Expenditures

PETAQUILLA/PGRG/DIMN
PTQPGRDIM10022015.7
October 6, 15
Mine start-up, gold test production
Mineral reserve extraction

This use of funds/payout schedule is made on this 6th day of October 2015, by and between:

USD$250,000.00 (two hundred and fifty thousand dollars):

USD$50,000.00 (fifty thousand dollars) -- Paid upon Term Sheet

Use of Funds:

A. USD$120,000.00 (one hundred twenty five thousand dollars) payment

1. Payroll of current staff in Panama at mine, administration, security and paramedics.	19,200.00
2. GOV SS security account	6,000.00
3. Environmental Insurance	20,000.00
4. Deposit diesel tanker	5,000.00
5 Deposit Generator System	5,000.00
6. Deposit Liner	20,000.00
7. Deposit process chemicals	5,500.00
8. Misc materials -cycle test #2 ball mill	6,000.00
9. Environmental water study- 3 locations	2,000.00
10. Allen Bradly Control station upgrades, motor start upgrade, ext cables to gen system	4,500.00
11. Site generator system for operations with fuel tank	2,500.00

12. Clean up offices	1,200.00
13. Clean up accommodations/quarters	1,400.00
14. Site security camera systems (50%)	800.00
15. Cell tower-data terminal (50%)	2,200.00
16. Chemical storage containers	500.00
17. Used Company truck rental	500.00
18. Fuel tank clean-out/pump repair	1000.00
18. Fuel for site operations	800.00
19. Water pump re-furbish	2,500.00
20. Power grid connection/meter	5,000.00
21. Contingency	5,000.00
Sub Total	116,600.00

B. Payment of USD45,000.00 (forty five thousand dollars) 15 days of first payment

1. Payment of moving equipment	4,500.00
2. Upgrade lab equipment	11,200.00
3. 300 tons material movement	4,500.00
4. Installment Payment of liner	9,000.00
5. Payment of generation rental	5,600.00
6. Payment of diesel fuel	2,200.00
7. Payroll for second period	10,300.00
Sub Total	45,000.00

C. Payment of USD$38,400.00 (thirty eight thousand four hundred dollars) 30 days from first payment

1. Payroll third period
2. Feed stock/chemicals
3. Operation costs for first 500 ounces gold

SCHEDULE "C"

Description of Royalty

The following sets forth the terms of the Royalty for the purposes of the Loan Agreement:

The Royalty is a percentage of the gross proceeds realized by the Borrower from the processing of the Stock Piled Ore through the existing processing line of the Plant on a specified amount of the ounces of gold equivalent processed per month for a specified term. For greater certainty no fees, taxes, deduction or costs, including but not limited to refining costs, whether direct or indirect of any kind whatsoever, with the exception of arm's length third party costs actually charged to the Borrower in respect of the sale of the metals which are the subject of the Royalty, shall be included in the calculation of the Royalty. The Royalty shall be paid in cash monthly, within 5 business days of the end of each month in which a Royalty is payable subject to the right of the Lender, by notice in writing to the Borrower no later than 10 business days prior to the end of the month in which a Royalty is payable, to elect to take the Royalty due in respect of such month in kind.

The Lender shall be provided by the Borrower, on a monthly basis within 10 days of each month end following the Restarting with an accurate accounting of all metal production from the Stock Piled Ore.

The Lender shall have free and complete authority to require, at its cost and expense, data and receive written responses to questions from any refinery, smelter or other processing facility which processes metals or concentrates derived from the Stock Piled Ore and to all records generated or commissioned by the Borrower related in any way to the Stock Piled Ore. Furthermore, the Lender may at any time, subject to 24 hours notice, visit the Mine and/or any processing facility.

The Royalty shall be registered against title in all applicable registries, at the Borrower's expense.

ANNEX A

COLLATERAL ASSIGNMENT AGREEMENT

THIS COLLATERAL ASSIGNMENT AGREEMENT (this "Assignment") is made as of the 11th day of January, 2016 PETAQUILLA GOLD S.A., a corporation organized and existing under the laws of the Republic of Panama (jointly and severally, "PTQ"), and BLENDCORE LLC, a Delaware corporation, (hereinafter referred to as "BLENDCORE").

WHEREAS, PTQ has sought and BLENDCORE has agreed to provide goods and services through third parties for the activation of the Molejon Gold Mine as evidenced by that loan agreement (the "Loan Agreement") entered into between PTQ, BLENDCORE and DIAMANTE MINERALS INC. ("DIAMANTE"), and in order to facilitate and secure the payments to be made under the Loan Agreement, BLENDCORE has required *inter alia* that PTQ provide this assignment;

NOW, THEREFORE, PTQ and BLENDCORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1. PTQ hereby collaterally assigns to BLENDCORE such number of ounces of gold from that which is mined at the Molejon gold mine as shall be necessary to enable BLENDCORE to satisfy its obligations to DIAMANTE under the Loan Agreement with respect to the granting of Royalties (as that term is defined in the Loan Agreement)

2. Notwithstanding the foregoing, PTQ shall not be liable for any quality, quantity or other claim that BLENDCORE, or its successors or assigns, may have or assert relating to or arising from the Term Sheet;

3. PTQ and BLENDCORE agree to indemnify each other from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Assignment or any action taken or omitted by it; provided that PTQ or BLENDCORE shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of PTQ or BLENDCORE;

4. This Assignment shall remain in full force and effect (i) until terminated by a joint written direction of BLENDCORE and PTQ and consented to in writing by DIAMANTE in circumstances where this Assignment has been transferred to Diamante under Section 6 hereof or as long as (ii) all assignment of commercial or allocated funds are put in writing and agreed upon by both parties; or by all three parties in circumstances where this

Assignment has been transferred to Diamante under Section 6 hereof;

5. This Assignment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by email shall be effective as delivery of a manually executed counterpart of this Assignment; and

6. This Assignment may be transferred to a third party under a written request by BLENDCORE and the written and signed consent of PTQ. A request for transfer will be processed within 5 working days of its receipt.

This Assignment shall be governed by and construed in accordance with the laws of the Republic of Panama, and shall bind and inure to the benefit of PTQ and BLENDCORE, and their respective successors and assigns.

7. Each person signing this Agreement as an authorized officer of a party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that party and that this Agreement will, upon having been so executed, be binding on that party in accordance with its terms.

IN WITNESS WHEREOF, PTQ and BLENDCORE have caused this Assignment
Agreement to be executed by their officers as of the date first written above.

ASSIGNOR
PETAQUILLA GOLD S.A.

By: [signature]
Name: Richard Fifer
Title: President

ASSIGNEE BLENDCORE LLC

By: [signature] Member
Name: Jim Frost
Title: Member

PETAQUILLA MINERALS LTD. PTQ - TSX

Suite 1230, 777 Hornby Street
Vancouver, BC
Canada V6Z 1S4
Tel: (604) 694-0021
Fax: (604) 694-0063

Letter of Authorization

Blendcore LLC ("Blendore") hereby requests the transfer of its rights under that Collateral Assignment Agreement (the "Collateral Assignment Agreement") between Blendcore and Petaquilla Golds S.A. ("Petaquilla") to Diamante Minerals Inc. and Petaquilla herby consents to such transfer.

All contact information to be provided by email to the following:

William Frievalt
Director
AOPEC LLC
AOPEC (SL)
BLENDCORE LLC.
Oil , Blending, Exploration, mining, and minerals
wf@aopec1.com
www@aopec1.com
Office +1.305.390.0255
Cell 305.560.7227
Skype aopecsl

Dated January 18th, 2016

Petaquilla Gold S.A.

Richard Fifer – Exec Chairman

Blendcore LLC

BLENDCORE LIMITED LIABILITY COMPANY 2012 DELAWARE

Member